Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer and Treasurer
412 227 2231
ZugayMJ@koppers.com

Koppers Announces Agreement to Sell China Distillation Business;

Also Reports Preliminary Fourth Quarter 2019 Results

Aligns with Long-Term Strategy to Focus on Critical Wood Infrastructure

PITTSBURGH, February 18, 2020 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today announced it had entered into a definitive agreement to sell Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC), to Fangda Carbon New Material Co., Ltd. (Fangda Carbon) and C-Chem Co., Ltd, a subsidiary of NIPPON STEEL Chemical & Material Co., Ltd. KJCC is a tar distillation facility located in Pizhou City, Jiangsu Province, China and is 75-percent owned by the Company with the remaining 25 percent owned by Yizhou Group Company Limited.

The closing of the transaction is subject to customary closing conditions, including receipt of regulatory approvals in China and approval of the transaction by the shareholders of Fangda Carbon. The Company estimates that regulatory approvals could be received in approximately four to six months based upon the timeline for similar transactions. The total purchase price is $107 million, adjusted for cash, working capital at closing and adjusted to the extent certain capital expenditures of KJCC are incurred prior to closing and indebtedness of the transaction. Koppers expects to realize approximately $65 million of net cash, after noncontrolling interest, taxes and expenses.  The Company plans to apply the cash proceeds toward debt reduction, consistent with its stated goals.

In connection with the transaction, KJCC has reached agreement with its largest customer in China to resolve the previously disclosed contractual dispute related to application of contractual pricing terms. The settlement of the dispute will become effective upon the closing of the transaction.

Commenting on the sale, James Sullivan, Executive Vice President and Chief Operating Officer, said, “We are pleased to have signed the sale and purchase agreement for the divestiture of KJCC and to put the negotiations behind us.  This is an immensely important step toward sharpening our focus on our portfolio of wood-based technologies which are built on our company’s purpose of protecting what matters and preserving the future.”

President and Chief Executive Officer Leroy Ball added, “Despite KJCC’s uneven financial performance since being commissioned in mid-2014, the overall returns were in line with our expectations on a cumulative basis and the operations exhibited solid financial performance by averaging approximately $10.5 million of EBITDA annually over the five-year period of 2015 to 2019.  Although there is still much work to do to complete this transaction, including receiving regulatory approvals, we have reached a key milestone and I am confident that all parties are interested in reaching a successful conclusion.”

Fourth Quarter 2019 Estimated Financial Performance

While the company is still conducting financial closing procedures for the fourth quarter and full year, Koppers is providing a preview of fourth quarter 2019 financial results.

•

Estimated consolidated sales were $393.2 million for the fourth quarter of 2019, a decrease of $32.2 million, or 7.6 percent, from sales of $425.4 million in the prior year quarter.  Excluding a negative impact from foreign currency translation of $3.1 million, sales were lower by $29.1 million or 6.9 percent.

•

Preliminary operating profit was $24.3 million, or 6.2 percent, compared with $13.6 million, or 3.2 percent, in the prior year quarter.  Estimated adjusted EBITDA was $39.0 million, or 9.9 percent, compared with $46.9 million, or 11.0 percent, in the prior year quarter.  Operating profit margin and adjusted EBITDA margin are calculated as a percentage of GAAP sales.

•	Adjustments to preliminary pre-tax income totaled $0.7 million for the fourth quarter of 2019, compared to $18.3 million for the fourth quarter of 2018.
•	Preliminary net income attributable to Koppers for the fourth quarter was $20.6 million, compared to a net loss of $2.6 million in the prior year quarter.
•	Preliminary adjusted net income was $6.2 million for the fourth quarter of 2019, compared to $12.4 million in the prior year quarter, respectively.
•

Preliminary diluted earnings per share (EPS) was $0.96, compared with $(0.13) per share in the prior year quarter.  Preliminary adjusted EPS for the quarter was $0.29, compared with $0.60 for the prior year period.

At December 31, 2019, estimated total debt was $901.2 million and, net of cash and cash equivalents, the estimated net debt was $868.2 million, compared with total debt of $990.4 million and net debt of $949.8 million at December 31, 2018.  On a year-over-year basis, the net debt was lower by $81.6 million, which reflects our relentless focus on debt reduction.  The company’s net leverage ratio was 4.1 at December 31, 2019, compared with 4.2 on a proforma basis at December 31, 2018.

Commenting on the results, President and CEO Leroy Ball said, “On a year-over-year basis, we experienced weaker demand in the Railroad Structures and Recovery Resources portion of our Railroad and Utility Products segment and the international component of our Performance Chemicals segment.  Consequently, it appears that adjusted EPS for the fourth quarter will fall short of our expectations.  Countervailing forces such as stronger sales volumes of treated and untreated crossties and residential wood treatment preservatives helped to mitigate some but not all of the impact.”

Mr. Ball continued, “On the positive side, we had a very strong fourth quarter cash flow, which has brought our net debt at year-end to below $870 million.  In 2020, I expect a continued favorable trend for our wood preservative-based businesses that should more than offset the contribution from our KJCC operation.  I look forward to sharing much more color next week when we disclose Koppers final 2019 results and speak more regarding our outlook for the future.”

###

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael Zugay at 412 227 2231 or Quynh McGuire at 412 227 2049.

Safe Harbor Statement

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and include, but are not limited to, statements concerning the proposed sale of KJCC, the regulatory approvals and other closing conditions required in connection with the transaction and the expected settlement of a customer dispute. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as "outlook," "guidance," "forecast," "believe," "anticipate," "expect," "estimate," "may," "will," "should," "continue," "plan," "potential," "intend," "likely," or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, risks associated with the proposed sale of KJCC, including the inability to obtain, or delays in obtaining, the required regulatory and other approvals; the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly reports on Form 10-Q.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

Three Months Ended December 31, 2019
(Preliminary)
Operating profit	$24.3
Other income	0.1
Depreciation and amortization	12.8
Depreciation in impairment and restructuring charges	0.8
EBITDA with noncontrolling interest	$38.0
Unusual items impacting EBITDA:
CMC restructuring	5.4
Non-cash LIFO expense	(0.4)
Mark-to-market commodity hedging	(4.0)
Adjusted EBITDA	$39.0

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

Three Months Ended December 31, 2018

Operating profit	$13.6
Other income	1.8
Depreciation and amortization	12.3
Depreciation in impairment and restructuring charges	0.2
EBITDA with noncontrolling interest	$27.9
Unusual items impacting EBITDA:
CMC restructuring	10.4
Non-cash LIFO expense	6.3
Mark-to-market commodity hedging	1.4
RUPS treating plant closures	0.8
Sale of specialty chemicals business	0.1
Adjusted EBITDA	$46.9

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended December 31,
	2019	2018
	(Preliminary)
Net income	$20.2	$(2.4)
Interest expense	14.3	16.2
Depreciation and amortization	12.8	12.3
Depreciation in impairment and restructuring charges	0.8	0.0
Income taxes	(10.1)	1.6
EBITDA with noncontrolling interests	38.0	27.7
Unusual items impacting net income
Impairment, restructuring and plant closure costs	5.4	11.3
Non-cash LIFO expense	(0.4)	6.3
Mark-to-market commodity hedging	(4.0)	1.4
Acquisition closing costs	0.0	0.1
Sale of specialty chemical business	0.0	0.1
Total adjustments	1.0	19.2
Adjusted EBITDA	$39.0	$46.9

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended December 31,
	2019	2018
	(Preliminary)
Net income (loss) attributable to Koppers	$20.6	$(2.6)
Unusual items impacting net income
Impairment, restructuring and plant closure costs	5.0	10.5
Non-cash LIFO expense	(0.4)	6.3
Mark-to-market commodity hedging	(3.9)	1.4
Sale of specialty chemical business	0.0	0.1
Total adjustments	0.7	18.3
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	(15.1)	(3.3)
Effect on adjusted net income	(14.4)	15.0
Adjusted net income attributable to Koppers	$6.2	$12.4

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended December 31,
	2019	2018
	(Preliminary)
Net income (loss) attributable to Koppers	$20.6	$(2.6)
Adjusted net income	$6.2	$12.4
Denominator for diluted earnings per share (in thousands)	21,369	20,511
Earnings per share:
Diluted earnings per share	$0.96	$(0.13)
Adjusted earnings per share	$0.29	$0.60

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT AND NET LEVERAGE RATIO

(In millions)

			Year Ended December 31,
	Preliminary 2019	Proforma 2018	2018
Total Debt	$901.2	$990.4	$990.4
Less: Cash	33.0	40.6	40.6
Net Debt	$868.2	$949.8	$949.8
Adjusted EBITDA	$210.8	$225.7	$221.6
Net Leverage Ratio	4.1	4.2	4.3

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	December 31, 2019	December 31, 2018
	(Preliminary)
Net income	$67.4	$29.2
Interest expense	62.6	56.3
Depreciation and amortization	58.5	54.8
Income tax provision	1.4	26.0
Income from discontinued operations	0.0	(0.4)
EBITDA	189.9	165.9
Unusual items impacting net income:
Impairment, restructuring and plant closure	20.4	23.5
Non-cash LIFO expense	4.5	12.6
Mark-to-market commodity hedging	(4.0)	6.9
Sale of specialty chemicals business	0.0	0.9
UIP inventory purchase accounting adjustment	0.0	6.0
Acquisition closing costs	0.0	3.1
Contract buyout	0.0	1.6
Sale of land	0.0	1.1
Adjusted EBITDA with noncontrolling interests	$210.8	$221.6
Proforma adjusted EBITDA from acquisitions	0.0	4.1
Proforma adjusted EBITDA with noncontrolling interests	$210.8	$225.7